Exhibit 3 (l)
STRATOS LFC S.A.
société anonyme
L-1526 Luxembourg, 50, Val Fleuri
RCS Luxembourg B 80 220

Constituée suivant acte reçu par Maître Paul FRIEDERS, notaire de résidence à Luxembourg, en date du 28 décembre 2000, publié au Mémorial C, numéro 683 du 28 août 2001.
Les statuts ont été modifiés suivant acte reçu par le méme notaire Paul FRIEDERS en date du 20 août 2003, publié au Mémorial C, numéro

STATUTS COORDONNES

TITLE I. — DENOMINATION, REGISTERED OFFICE, OBJECT, DURATION
Article 1.-
There is hereby established a société anonyme under the name of “STRATOS LFC SA.”.
Article 2.-
The registered office of the corporation is established in Luxembourg.
If extraordinary political or economic events occur or are imminent, which might interfere with the normal activity at the registered office, or with easy communication between this office and abroad, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances.
Such decision, however, shall have no effect on the nationality of the corporation. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation which is best situated for this purpose under such circumstances.
Article 3.-
The corporation is established for an unlimited period.
Article 4.-
The corporation shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, the possession, the administration, the development and the management of its portfolio.
The corporation may participate in the establishment and development of any financial, industrial or commercial enterprises and may render any assistance by way of loans, guarantees, security interests or otherwise to subsidiaries or affiliated companies. The corporation may also grant loans, guarantees and security interests in favour of any company belonging to the same group of companies. The corporation may borrow in any form and proceed to the issuance of bonds.
In general, it may take any controlling and supervisory measures and carry out any financial, movable or immovable, commercial and industrial operation which it may deem useful in the accomplishment and development of its purpose.
TITLE II. — CAPITAL, SHARES
Article 5.-
The corporate capital is set at thirty thousand nine hundred and eighty-six euro sixty-nine cent (30,986.69.-€) divided into one hundred (100) shares without a par value;
The shares will only be issued in registered form. The company may not issue bearer shares.
The corporation may, to the extent and under the terms permitted by law, purchase its own shares.
TITLE III.-MANAGEMENT
Article 6.-
The corporation is managed by a Board of Directors composed of at least three members, either shareholders or not, who are appointed for a period not exceeding six years by the general meeting of shareholders which may at any time remove them.
The number of directors, their term and their remuneration are fixed by the general meeting of the shareholders.
Article 7.-
The Board of Directors will elect from among its members a chairman. By derogation, the first chairman will be elected by the general meeting of shareholders.
The Board of Directors convenes upon call by the chairman, as often as the interest of the corporation so requires. It must be convened each time two directors so request.
Any director of the corporation may act at any meeting of the Board of Directors by appointing in writing, or by cable or telegram, telex, telefax or other electronic transmission another member of the Board of Directors as his proxy.
The Board of Directors may only deliberate or act validly if at least a majority of its members is present either in person or by proxy. The directors may cast their vote on the points of the agenda by letter, cable, telex or telefax, confirmed by letter.
Directors may participate in a meeting of the Board of Directors thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting will constitute presence in person at the meeting, provided that all actions approved by the Board of Directors at any such meeting, will be reduced to writing in the form of resolutions and will be signed by all the directors.
Resolutions shall be approved if taken by a majority of the votes of the members present either in person or by proxy at such meeting.
Circular resolutions signed by all members of the Board of Directors will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution.
If, for any matter to be resolved upon by the Board of Directors, the votes are equal, the chairman of the Board of Directors shall have a casting vote.
Article 8.-
The Board of Directors is invested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object.
The Board of Directors is expressly authorised to grant guarantees and security interests to secure the obligations of any company belonging to the same group of companies.
All powers not expressly reserved by law or by the present articles of association to the general meeting of shareholders fall within the competence of the Board of Directors. The Board of Directors may pay interim dividends in compliance with the legal requirements.
Article 9.-
The corporation will be bound in any circumstances by the joint signatures of the chairman of the Board and of a director, unless special decisions have been reached concerning the authorised signature in case of delegation of powers or proxies given by the Board of Directors pursuant to article 10.- of the present articles of association.
Article 10.-
The Board of Directors may delegate its power to conduct the daily management of the corporation to one or more directors, who will be called managing directors.
It may also commit the management of a special branch to one or more managers, and give special powers for determined matters to one or more proxyholders, selected from its own members or not, either shareholders or not.
Article 11.-
Any litigations involving the corporation either as plaintiff or as defendant, will be handled in the name of the corporation by the Board of Directors, represented by its chairman or by the director delegated for this purpose.
TITLE IV.- SUPERVISION
Article 12.-
The corporation is supervised by one or several statutory auditors, appointed by the general meeting of shareholders which will fix their number and their remuneration, as well as the term of their office, which must not exceed six years.
TITLE V.- GENERAL MEETING
Article 13.-
The annual meeting will be held in Luxembourg at the place specified in the convening notices on the 1st of July at 12.00 a.m. and for the first time in the year 2002.
If such day is a legal holiday, the general meeting will be held on the next following business day.
TITLE VI.- ACCOUNTING YEAR, ALLOCATION OF PROFITS
Article 14.-
The accounting year of the corporation shall begin on the first of January and shall terminate on the thirty first of December of each year, with the exception of the first accounting year, which shall begin on the date of the formation of the corporation and shall terminate on the thirty first of December 2001.
Article 15.-
After deduction of any and all of the expenses of the corporation and the amortizations, the credit balance represents the net profits of the corporation.

Of the net profits, five percent (5,00%) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten percent (10,00%) of the capital of the corporation, but it must be resumed until the reserve is entirely reconstituted if, at any time, for any reason whatsoever, it has been touched.
TITLE VII.- DISSOLUTION, LIQUIDATION
Article 16.-
The corporation may be dissolved by a resolution of the general meeting of shareholders. If the corporation is dissolved, the liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders which will specify their powers and fix their remunerations.
TITLE VIII.- GENERAL PROVISIONS
Article 17.-
All matters not governed by these articles of association are to be construed in accordance with the law of August l0th 1915 on commercial companies and the amendments hereto.
The present articles of incorporation are worded in English, followed by a French version and in case of divergences between the English and the French text, the English version will prevail.
FOLLOWS THE FRENCH VERSION:
TITRE I.- DENOMINATION, SIEGE SOCIAL, OBJET SOCIAL, DUREE
Article 1.-
Il est formé par la présente une société anonyme sous la dénomination « STRATOS LFC S. A. ».
Article 2.-
Le siège de la société sera établi à Luxembourg.

Lorsque des événements extraordinaires d’ordre politique ou économique, de nature à compromettre l’activité normale au siège social ou la communication aisée avec ce siège ou de ce siège avec l’étranger se sont produits ou sont imminents, le siège social peut être transféré provisoirement à l’étranger jusqu’à cessation complète de ces circonstances anormales.
Une telle décision n’aura cependant aucun effet sur la nationalité de la société. Pareille dèclaration de transfert du siège sera faite et portée à la connaissance des tiers par l’organe de la société qui est le mieux placé pour le faire dans les circonstances données.
Article 3.-
La société est constituée pour une durée illimitée.
Article 4.-
La société a pour objet la prise de participations, sous quelque forme que ce soit, dans des entreprises luxembourgeoises ou étrangères, l’acquisition par achat, souscription, ou de toute autre manière de même que le transfert par vente, échange ou autre manière de titres, obligations, créances, billets et autres valeurs de toutes espèces, la possession, l’ administration, le développement et la gestion de son portefeuille.
La société peut participer à la création et au développement de n’importe quelle entreprise financière, industrielle ou commerciale et leur prêter tous concours, que ce soit par des prêts,des garanties, des sûretés de tout ordre ou de toute autre manière à des sociétés filiales ou des sociétés affiliées. La société peut également accorder des prêts, des garanties et des sûretes de tout ordre à toute société appartenant au même groupe de sociétés. La société peut emprunter sous toutes les formes et procéder à l’émission d’obligations.
D’une façon générale, elle peut prendre toutes mesures de contrôle et de surveillance et faire toutes opérations financières, mobilières ou immobilières, commerciales et industrielles qu’elle jugera utiles à l’accomplissement et au développement de son objet.
TITRE II.- CAPITAL, ACTIONS
Article 5.-
Le capital social est fixé à trente mille neuf cent quatre-vingt-six euros soixante-neuf cents (30.986,69.-C) divisé en cent (100) actions sans designation de valeur nominale.
Les actions seront uniquement nominatives. La société ne peut pas émettre des actions au porteur.

La société peut dans la mesure du possible où et aux conditions auxquelles la loi le permet, procéder au rachat de ses propres actions.
TTTRE III.-ADMINISTRATION
Article 6.-
La société est administrée par un conseil composé de trois membres au moins, actionnaires ou non, nommés par l’assemblée générale, pour un terme ne pouvant dépasser six années et en tout temps révocables par elle.
Le nombre des administrateurs, la durée de leur mandat et leurs émoluments sont fixés par l’assemblée générale des actionnaires.
Article 7.-
Le conseil d’administration choisira un président parmi ses membres. Par dérogation, le premier président sera élu par l’assemblée générale des actionnaires.
Le conseil d’administration se réunit sur convocation du président aussi souvent que I’inténêt de la société l’exige. Le conseil doit se réunir chaque fois que deux administrateurs l’exigent.
Chaque administrateur peut agir valablement à n’importe quelle réunion du conseil d’administration en élisant par écrit, ou par câble ou télégramme, télex, téléfax ou autre transmission électronique un autre membre du conseil d’administration en tant que son mandataire.
Les administrateurs peuvent émettre leur vote sur les points figurant à 1’ordre du jour par lettre, câble, télex ou téléfax, confirmé par lettre par la suite.
Les administrateurs peuvent participer à la réunion du conseil d’administration par téléphone ou tout autre moyen de communication similaire, du moment que toutes les personnes participant à la réunion puissent entendre et communiquer ensemble, une telle participation est assimilée à sa présence lors de cette réunion, à condition que toutes les mesures prises par le conseil d’administration lors d’une telle réunion sont reproduites sous forme de résolutions écrites et signées par tous les administrateurs.
Les résolutions sont prises par la majorité des voix des membres présents soit en personne ou par mandataire lors d’une telle réunion.
Le résolutions circulaires signées par tous les membres du conseil d’administration ont la même valeur juridique que celles prises lors d’une

réunion du conseil d’administration dûment convoquée et tenue. Les signatures peuvent apparaître sur un document séparé ou sur des multiples copies d’une résolution unique.
En cas de résolutions à prendre par le conseil d’administration et que les votes sont égaux, le vote du président sera prépondérant.
Article 8.-
Le conseil d’administration est investi des pouvoirs les plus étendus pour faire tous les actes d’administration et de disposition conformément à l’objet social de la société.
Le conseil d’administration est expressément autorisé à accorder des garanties et des sûretés de tout ordre afin de se porter garant des obligations de toute société appartenant au même groupe de sociétés.
Tous les pouvoirs qui ne sont pas expressément resérvés par la loi ou par les présents statuts à l’assemblée générale sont de la compétence du conseil d’administration. En respectant les dispositions légales, des acomptes sur dividendes peuvent étre payés par le conseil d’administration.
Article 9.-
La société sera valablement engagée en toutes circonstances par la signature conjointe du président du conseil d’administration et d’un administrateur, sauf si une décision spéciale a été prise concernant la signature autorisée en cas de délégation de pouvoir ou procuration donnée par le conseil d’administration conformément à 1’article 10 des présents statuts.
Article 10.-
Le conseil d’administration peut déléguer la gestion journaliére de la société à un ou plusieurs administrateurs, qui seront appelés administrateurs-délégués.
II peut aussi confier la gestion d’une branche spéciale de la société à un ou plusieurs directeurs, et donner des pouvoirs spéciaux pour 1’accomplissement de tâches déterminées à un ou plusieurs mandataires, qui ne doivent pas être necessairement choisis parmi les membres du conseil d’administration, ou parmi les actionnaires de la société.
Article 11.-
Tous les litiges, où la société est impliquée comme demandeur ou comme défendeur, seront traités au nom de la société par le conseil d’administration, représenté par son président ou par íadministrateur délégué à cet effet.

TITRE IV.-SURVEILLANCE
Article 12.-
La société est surveillée par un ou plusieurs commissaires nommés par l’assemblée générale des actionnaires qui fixe leur nombre et leur rémunération, ainsi que la durée de leur mandat qui ne peut excéder six années.
TITRE V.- ASSEMBLEE GENERALE
Article 13.-
L’assemblée gènérale annuelle se tiendra à Luxembourg, à l’endroit spécifié dans la convocation, le ler juillet à 12,00 heures, et pour la première fois en 2002.
Si ce jour est un jour férié, l’assemblée générale se tiendra le jour ouvrable suivant.
TITRE VI. — ANNEE SOCIALE, DISTRIBUTION DES PROFITS
Article 14.-
L’année sociale de la société commence le ler Janvier et finit le 31 décembre de chaque année, à l’exception de la première année sociale qui commence le jour de la constitution de la société et finit le 31 décembre 2001.
Article 15.-
L’excédént favorable du bilan, aprés déduction de toutes les charges de la société et des amortissements (en ce inclus les impôts), constitue le bénéfice net de la société. II est prélevé cinq pour-cent (5%) du bénéfice net pour la constitution de la réserve légale; ce pré1èvement cesse d’etre obligatoire lorsque ladite réserve atteint dix pour-cent (10%) du capital social, mais reprend son cours si, pour une cause quelconque, ladite réserve se trouve entamée.
TITRE VII.- DISSOLUTION, LIQUIDATION
Article 16.-
La société peut être dissoute par décision de l’assemblée générale des actionnaires. Si la société est dissoute, la liquidation est faite par un ou plusieurs liquidateurs, personnes physiques ou morales, nommés par l’assemblée générale des actionnaires, qui détermine leurs pouvoirs et fixe leurs èmoluments.
TITRE VIII.- DISPOSITIONS GENERALES
Article 17.-
Pour tous les points nonréglés par les présents statuts, les parties se réfèrent à la loi du 10 août 1915 sur les sociétés commerciales et ses modifications ultérieures.
Les présents statuts sont rédigés en langue anglaise suivis d’une version française et en cas de divergences entre la version anglaise et la version française, le texte anglais fera foi.
POUR LA SOCIETE
Luxembourg, le 4 septembre 2003.